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Exhibit 23.6
August 16, 2010
Bitauto Holdings Limited
New Century Hotel Office Tower, 6/F
No. 6 South Capital Stadium Road
Beijing, 100044
The People’s Republic of China
Re: Bitauto Holdings Limited
Dear Sirs,
We understand that Bitauto Holdings Limited plans to file a registration statement on Form F-l (the “Registration Statement”) with the United States Securities and Exchange Commission in connection with its proposed initial public offering (the “Proposed IPO”).
We hereby consent to the reference to our name and to the use of our China’s automobile historical sales data since 2005 and forecast sales data as of 2013 and our 2009 personal vehicle density figures (together, the “Data”) and any future updates to the Data in the Registration Statement and any amendments thereto, any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings, on the website of Bitauto Holdings Limited and its affiliates and subsidiaries, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.
We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.
For and on behalf of J. D. Power and Associates

Name : Ruechuorn Arthapan
Title : Director, Asia-Pacific Automotive Forecasting